Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Feline Culture Holdings Limited on Form F-1 of our report dated October 17, 2025, with respect to our audits of the combined financial statements of Feline Culture Holdings Limited and its Subsidiaries as of March 31, 2025 and 2024 and for each of the years in the two-year period ended March 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

ARK Pro CPA & Co

PCAOB ID: 3299

Hong Kong, China

February 6, 2026